Exhibit 5.01
October 5, 2010
Diamond Foods, Inc.
600 Montgomery Street, 17th Floor
San Francisco, California 94111

Re:	Diamond Foods, Inc. Registration Statement on Form S-8
Ladies and Gentlemen:
     At your request, we have examined the Registration Statement on Form S-8 (“Registration Statement”) filed by Diamond Foods, Inc., a Delaware corporation (“Company”), with the U.S. Securities and Exchange Commission (“Commission”) on October 5, 2010, in connection with the registration under the Securities Act of 1933, as amended, of the offer and sale of an aggregate of 437,763 shares of Company Common Stock (“Shares”), pursuant to awards granted or to be granted under the Company’s 2005 Equity Incentive Plan (“Incentive Plan”), and the associated preferred share purchase rights (“Rights”) related to the Shares issuable pursuant to the Rights Agreement (“Right Agreement”), dated as of April 29, 2005, between the Company and EquiServe Trust Company, N.A., as Rights Agent.
     In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following documents:
(1)	the Company’s First Amended and Restated Certificate of Incorporation, filed with the Delaware Secretary of State on July 15, 2005;

(2)	the Company’s Restated Bylaws, in the form filed with the Commission as an exhibit to Form S-1 on March 25, 2005, certified by one or more of the Company’s officers as being complete and in full force and effect as of the date of this opinion;

(3)	the Registration Statement, together with the exhibits filed as a part thereof or incorporated therein by reference;

(4)	the Incentive Plan and related forms of stock option agreement, stock option exercise agreement and restricted stock purchase agreement;

Diamond Foods, Inc.
October 5, 2010

(5)	the Rights Agreement, in the form filed with the Commission as an exhibit to Form S-1 on May 3, 2005, certified by one or more of the Company’s officers as being in full force and effect as of the date of this opinion;

(5)	the prospectus prepared in connection with the Registration Statement;

(6)	the minutes and written consents of the Board of Directors and stockholders approving the filing of the Registration Statement and the sale and issuance of the Shares:
•	Minutes of Meeting of the Board of Directors, dated March 10, 2005;

•	Action by Written Consent of the sole stockholder of the Company, dated March 10, 2005; and

•	Minutes of Meeting of the Board of Directors, dated September 24, 2010.
(7)	a statement from the Company as of October 5, 2010 as to the number of (i) outstanding shares of capital stock, (ii) issued and outstanding options, warrants and rights to purchase capital stock, and (iii) any additional shares of capital stock reserved for future issuance in connection with the Company’s stock option and stock purchase plans and all other plans, agreements or rights.

(8)	the following stock records of the Company: list of outstanding options dated October 5, 2010; and a statement from the Company’s transfer agent as to the number of issued and outstanding shares of Common Stock and Preferred Stock as of October 4, 2010.

(9)	a Management Certificate addressed to us and dated of even date herewith and executed by the Company with respect to certain factual matters (“Management Certificate”).
     In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates or instruments representing the Shares have been, or will be when issued, properly signed by authorized officers of the Company or their agents.
     As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set

Diamond Foods, Inc.
October 5, 2010

forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.
     We are admitted to practice law in the State of California, and this opinion is rendered only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than the laws of the United States of America, the laws of the State of California and the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions interpreting those laws.
     Based upon the foregoing, it is our opinion that the 473,763 Shares that may be issued and sold by the Company pursuant to grants under the Incentive Plan, when issued, sold and delivered in accordance with the Incentive Plan and agreements to be entered into thereunder, and in the manner and for the consideration stated in the Registration Statement and the relevant Prospectus, will be validly issued, fully paid and nonassessable, and the Rights associated with the Shares will be duly authorized and validly issued, and will be valid and binding obligations of the Company.
     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and, provided that the conditions set forth in this letter are satisfied, any amendments or supplements thereto. This opinion is intended solely for use in connection with issuance and sale of the Shares and the Rights subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion speaks as of the date first set forth above and we assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

/s/ Fenwick & West LLP

Fenwick & West LLP